Exhibit 10.52

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

SEPARATION AGREEMENT

AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made and entered into by and between Sean Hunkler (“Mr. Hunkler”) and MEMC Electronic Materials, Inc. (“MEMC”). In consideration of the following promises, the parties agree as follows:

1. Termination of Employment/Notice Period

(a) As of July 22, 2008, Mr. Hunkler was relieved of the day-to-day activities of his position as Senior Vice President, Manufacturing, although he remained employed by MEMC. Mr. Hunkler’s employment with MEMC will be terminated effective as of September 5, 2008 (the “Termination Date”). As of the Termination Date, Mr. Hunkler’s employment relationship with MEMC will end. Except as provided herein, Mr. Hunkler will receive no other wages, payments, or benefits of any kind after the Termination Date.

(b) Mr. Hunkler agrees that between July 22, 2008 and September 5, 2008 (the “Notice Period”), he will, without further compensation other than as set forth in this Agreement, be available to assist MEMC as reasonably requested by MEMC at mutually agreeable time(s) and places(s) regarding activities pertaining to his prior responsibilities with MEMC and do such other things as are reasonably requested by MEMC to provide for an orderly transition of his employment responsibilities. In addition, from July 22, 2008 until September 5, 2009, Mr. Hunkler agrees to assist MEMC, and if necessary to testify through a deposition or at trial, with respect to matters related to periods during which he was employed by MEMC. MEMC will reimburse Mr. Hunkler for reasonable and necessary out-of- pocket business expenses incurred by him in connection with the services provided under this Paragraph 1(b), including (i) business travel expenses when travel is required and pre-approved by MEMC and (ii) other items agreed to by MEMC in advance of being incurred. Such services shall be provided by Mr. Hunkler in his capacity as an employee of MEMC (or former employee of MEMC) and shall be at such times and of such scope as are reasonably requested by the Senior Vice President of Human Resources of MEMC. These services will not exceed five hours (5) hours per week. This covenant from Mr. Hunkler is a material part of this Agreement, and without this covenant, MEMC would not enter into this Agreement. The obligations of Mr. Hunkler to provide assistance under this Paragraph 1(b) shall terminate in the event of Mr. Hunkler’s death or incapacity.

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

2. Acknowledgements.

(a) Mr. Hunkler affirms that he has reported all hours worked as of the date he signs this Agreement (the “Date of Agreement”) and has received all compensation, wages, bonuses, commissions and benefits to which he is entitled, except that any unused paid time off (PTO) Mr. Hunkler has remaining as of the Termination Date, and which has not been paid as of the Termination Date, shall be paid in a lump sum at the next normal salaried payroll cycle date, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC.

(b) Before the Termination Date, Mr. Hunkler may have been a participant in incentive or bonus plan(s) of MEMC, including but not limited to any 2008 Quarterly Incentive Plan(s), and/or any 2008 executive bonus or incentive plan(s) adopted by MEMC. As part of this Agreement, both parties agree and acknowledge that Mr. Hunkler is not entitled to any bonus payments, earned or unearned, accrued or unaccrued, for any portion of 2008.

(c) Both parties agree and acknowledge that Mr. Hunkler is not entitled to any payments, earned or unearned, accrued or unaccrued, under any employment agreement or other agreement with MEMC to which Mr. Hunkler is a party, including the employment agreement between Mr. Hunkler and MEMC, effective August 15, 2005, a copy of which is attached hereto as Exhibit 1 (the “Employment Agreement”), except that Mr. Hunkler will be paid the thirty (30) day notice period referenced in the Employment Agreement, which shall be paid pursuant to MEMC’s normal payroll cycles, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC, as described below in Paragraph 3(a).

(d) Both parties agree and acknowledge that pursuant to certain equity incentive plans or other stock option agreements of MEMC, MEMC has granted Mr. Hunkler options to purchase shares of common stock of MEMC. Except pursuant to Paragraph 3 herein, any stock options granted to Mr. Hunkler that are not vested as of the Termination Date shall be forfeited. Any stock options granted to Mr. Hunkler that are vested as of the Termination Date shall remain exercisable for 90 days after the Termination Date in accordance with the terms of such options. Such stock options shall also be subject to all other terms of the applicable stock option agreements. Mr. Hunkler understands and agrees that he has no right or entitlement to any other shares or options pursuant to any other agreement with the Company.

(e) Mr. Hunkler affirms that he has been granted any leaves to which he was entitled under the Family and Medical Leave Act, or related state or local leave or disability accommodation laws.

(f) Mr. Hunkler affirms that he has no known workplace injuries or occupational diseases.

(g) Mr. Hunkler affirms that he has not divulged any MEMC proprietary or confidential information, and will continue to maintain the confidentiality of such information pursuant to his Employment Agreement.

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

(h) Mr. Hunkler further affirms that he has not been or is not being retaliated against for reporting any allegations of wrongdoing by MEMC or its officers, including any allegations of corporate fraud.

3. Severance Consideration. In connection with Mr. Hunkler’s termination, MEMC and Mr. Hunkler have agreed to settle all matters relating to Mr. Hunkler’s employment relationship with MEMC and the termination of such relationship. In exchange for Mr. Hunkler’s promises and obligations herein, the parties agree as follows:

(a) Notice Period. Pursuant to the terms of this Agreement, Mr. Hunkler will be paid for the thirty (30) day paid notice period set forth in his Employment Agreement referenced above in Paragraph 2(c), with this thirty (30) days of paid notice commencing August 6, 2008 and ending September 5, 2008, subject to all withholdings and deductions currently applicable to compensation received by an employee of MEMC, but without any 401(k) contributions being deducted. During the Notice Period, Mr. Hunkler will not continue to receive or accrue any additional PTO, such as vacation days and holidays.

(b) Stock Option Program; Acceleration of Options; Acceleration of RSUs. So long as Mr. Hunkler continues to adhere to the promises and agreements set out in this Agreement, from the date hereof and up to and including the Termination Date, Mr. Hunkler will continue to vest in the stock options granted to him under the MEMC 2001 Equity Incentive Plan (the “2001 Plan”) through the Termination Date, resulting in the vesting of (i) 50,000 options on August 15, 2008; (ii) 3,450 options on July 25, 2008; and (iii) 5,000 options on July 24, 2008. In addition, MEMC has agreed, and the MEMC Compensation Committee shall take all necessary steps to approve, (i) the acceleration of vesting of 75,000 options from Mr. Hunkler’s August 15, 2005 option grant that would have otherwise vested on August 15, 2009, such that these 75,000 options shall vest (after such acceleration) on September 4, 2008 and (ii) the acceleration of vesting of a total of 5,000 Stock Unit Awards (RSUs) from Mr. Hunkler’s January 24, 2007 RSU grants that would otherwise have vested on January 24, 2009, such that these 5,000 RSUs shall vest (after such acceleration) on September 4, 2008; provided, however, that the payment of these 5,000 RSUs shall not be made until the earliest of January 24, 2009. Pursuant to this Agreement, any stock options or RSUS granted to Mr. Hunkler under the 2001 Plan that are not vested as of the end of the Termination Date shall be forfeited. Any stock options granted to Mr. Hunkler that are vested as of the Termination Date shall remain exercisable for 90 days after the Termination Date in accordance with the terms of such options. Such stock options shall also be subject to all other terms of the applicable stock option agreements and the 2001 Plan.

(c) Benefits. Except as otherwise set forth herein, during the Notice Period, Mr. Hunkler shall have continued eligibility for all U.S. benefit programs (as those plans may exist from time to time) through the Notice Period, provided that Mr. Hunkler contributes the same amount for such benefit coverage as similarly situated employees and provided further that MEMC continues to provide such coverage for active non-union employees.

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

(d) Severance Payments. Mr. Hunkler will be paid a total severance amount pursuant to this Agreement equal to 12 months salary of $394,000 (the “Severance Amount”). Such Severance Amount will be paid in twelve equal month installments of $32,833.33 on the first Company pay date occurring in each month, commencing with September 2008, and will be subject to all withholding and deductions currently applicable to compensation received by an employee of MEMC. For clarity, these monthly installments will be paid on the following dates: September 12, 2008; October 10, 2008; November 7, 2008; December 5, 2008; January 2, 2009; February 13, 2009; March 13, 2009; April 10, 2009; May 8, 2009; June 5, 2009; July 3, 2009; and August 14, 2009.

(e) Lump Sum COBRA Amount. In addition to the Severance Amount, on September 5, 2008, MEMC will pay Mr. Hunkler a lump sum amount equal to the amount of his COBRA payments for twelve months (the “Lump Sum COBRA Amount”).

(f) Cell Phone Number. Pursuant to this Agreement, Mr. Hunkler shall be permitted to keep his cell phone number (XXX-XXX-XXXX), although he will be required to turn in to MEMC his Blackberry and all email and contacts and addresses included therein, without maintaining a copy thereof, pursuant to Paragraph 9 below.

The payments and benefits provided herein are made in lieu of any and all payments or benefits that might otherwise be available to Mr. Hunkler arising out of his employment with MEMC, excluding Mr. Hunkler’s non-forfeitable rights to his accrued benefits (within the meaning of Sections 203 and 204 of ERISA), if any, under the MEMC Pension Plan and the MEMC Retirement Savings Plan, as such plans may be hereafter amended, and Mr. Hunkler’s right, if any, to continued COBRA coverage. Mr. Hunkler acknowledges and agrees that the payments and benefits provided herein are in full settlement of his employment relationship, Employment Agreement, and termination from employment with MEMC.

4. Mr. Hunkler’s Agreement Not to File Suit. In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Hunkler agrees for himself and on behalf of, as applicable, his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing (collectively “Releasers”), that he will not file or otherwise submit any, claim, complaint or action to any court, or any other forum, (nor will he permit any person, group of persons, or organization to take such action on his behalf except as otherwise provided by law) against MEMC, nor file or otherwise submit any such claim, complaint or action against any subsidiary, affiliate or parent company of MEMC, or against any officer, agent, employee, successor or assign of MEMC (or of any such subsidiary, affiliate or parent company of MEMC) (collectively “Releasees”), arising out of any action or non-action on the part of MEMC or on the part of any such above-referenced entity or any officer, agent or employee of MEMC or of any such entity for any act or event that occurred on or prior to the Date of Agreement. Said claims, complaints and actions include, but are not limited to (a) any breach of an actual or implied contract of employment between Mr. Hunkler and MEMC, (b) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, whistle blowing, or intentional infliction of emotional distress), (c) any claim of defamation or other common-law action, (d) any claim of violations arising under the Civil Rights Act of 1964,

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

as amended, 42 U.S.C. §§ 2000e, et seq., 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. §§ 12101, et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §§ 701, et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§ 1001, et seq., the Worker Adjustment and Retraining Notification Act ("WARN"), 29 U.S.C. §§ 2101, et seq., the Older Worker Benefit Protection Act ("OWBPA") 29 U.S.C. §§ 621, et seq., and (e) all other claims arising under any other federal, state, or local law regulation or ordinance. Notwithstanding the foregoing, nothing in this Agreement prevents Mr. Hunkler from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or participating in any investigation or proceeding conducted by the EEOC; however, Mr. Hunkler understands and agrees that he is waiving any right to receive any monetary relief or other personal relief as a result of such EEOC proceeding or any subsequent legal action brought by him, the EEOC, or any other party.

5. Mr. Hunkler's Release of Claims. In consideration of the payments and benefits set out in Paragraph 3 above, Mr. Hunkler agrees for himself and all Releasors, to release and forever discharge MEMC and all Releasees from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, including claims, complaints and actions described in Paragraph 4, which have arisen or could arise between Mr. Hunkler and/or Releasors, on the one hand, and MEMC and/or Releasees, on the other hand, from matters which occurred on or prior to the Date of Agreement, which matters include, but are not limited to, Mr. Hunkler’s employment with MEMC and his termination of employment from MEMC. Mr. Hunkler agrees that he has not assigned to any third party any matter, claim, demand, damage, debt, cause of action, liability, controversy, judgment, and suit released or waived hereunder. Furthermore, Mr. Hunkler will not accept any proceeds from any suit, claim or action, which any third party may bring on his behalf.

6. Obligations under Employment Agreement/Additional Noncompete.

(a) Mr. Hunkler agrees that he has continuing obligations to MEMC pursuant to the Employment Agreement and this Agreement. In addition to the continuing obligations to MEMC included in the Employment Agreement, including but not limited to the noncompete obligation in that Employment Agreement (which lasts two years) and the confidentiality obligation regarding Confidential Information (as defined in the Employment Agreement) in that Employment Agreement (which lasts forever), which obligations shall continue in full force and effect, whether this Agreement becomes effective or not, Mr. Hunkler and MEMC have agreed to an additional noncompete obligation and nonsolicit obligation as set forth below. Mr. Hunkler agrees that these obligations and covenants are a material part of this Agreement, and without these covenants, MEMC would not enter into this Agreement. In consideration of the payments to be made to Mr. Hunkler under this Agreement, Mr. Hunkler agrees that he shall not, directly or indirectly, for a period of five (5) years from the effective date of this Agreement, (i) engage in any Restricted Competitive Work (as defined below) anywhere in the world including (A) working for, whether as an employee or consultant, owning any interest in, managing, operating, controlling or participating in any person or entity which engages in, owns or operates

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

a business that does Restricted Competitive Work, (B) soliciting any customer or prospective customer of MEMC anywhere in the world to purchase any products or services which compete with those products or services provided by MEMC and (C) assisting any person or entity in any way to do, or attempt to do, anything prohibited above; or (ii) induce or attempt to induce an employee of MEMC or any of its affiliates to accept employment or affiliation with another firm or corporation. For the purposes of this Agreement, “Restricted Competitive Work” shall mean and include (i) the development, manufacture, marketing or sale of multicrystalline wafers or monocrystalline wafers for use in semiconductor applications or solar applications; (ii) the development, manufacture, marketing or sale of polysilicon (of any type or form) for end use in semiconductor applications or solar applications; or (iii) the development, manufacture, marketing or sale of silane, FSA or STF.

(b) Any violation of the obligations of Mr. Hunkler in this Agreement, including but not limited to Section 6(a) above, or the Employment Agreement by Mr. Hunkler will constitute a material breach of this Agreement and shall subject Mr. Hunkler to immediate forfeiture and/or repayment of all benefits received or payments made pursuant to this Agreement. In the event of such material breach, MEMC shall send Mr. Hunkler an affidavit of an executive officer of MEMC setting forth the facts of which MEMC is then aware that constitute such material breach, and demanding immediate repayment of all benefits received by Mr. Hunkler or payments made to Mr. Hunkler pursuant to this Agreement, and Mr. Hunkler shall be required to (x) demonstrate non-breach of the Agreement, acceptable to MEMC, within five (5) business days of receipt of such affidavit or (y) repay such benefits or payments within five (5) business days of receipt of such affidavit. MEMC expressly reserves the right to pursue all other legal and equitable remedies available to MEMC by virtue of any breach of the Employment Agreement or any promise made in this Agreement (including Paragraph 10 below), including the right to pursue other legal and equitable remedies in addition to the repayment of the benefits or payments described above.

7. Mutual Non-disparagement. Mr. Hunkler represents that he will not, in any way, disparage MEMC or any subsidiary, affiliate or parent of MEMC, or any officer, agent, employee, customer, successor assign of any of them, or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned persons or entities. MEMC represents that MEMC, its officers and directors will not, in any way, disparage Mr. Hunkler or make or solicit any comments, statements or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Mr. Hunkler.

8. No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission of any wrongdoing by either party.

9. Return of MEMC Property. Mr. Hunkler agrees to return to MEMC all property in his possession that belongs to MEMC.

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

10. CONFIDENTIALITY OF AGREEMENT. MR. HUNKLER AGREES TO KEEP THE TERMS OF THIS AGREEMENT CONFIDENTIAL EXCEPT AS HE MIGHT BE LAWFULLY COMPELLED TO GIVE TESTIMONY BY A COURT OF COMPETENT JURISDICTION OR AS HE MAY BE REQUIRED BY LAW, REGULATION, GOVERNMENTAL AUTHORITY OR SIMILAR BODY TO DISCLOSE. THIS MEANS THAT EXCEPT AS STATED ABOVE, HE WILL NOT, AT ANY TIME, TALK ABOUT, WRITE ABOUT OR OTHERWISE PUBLICIZE THIS AGREEMENT, OR ITS NEGOTIATION, EXECUTION OR IMPLEMENTATION, EXCEPT (A) WITH AN ATTORNEY WHO MAY BE ADVISING HIM IN CONNECTION WITH THIS AGREEMENT; (B) WITH A FINANCIAL CONSULTANT OR EXECUTIVE OUTPLACEMENT COUNSELOR; (C) WITH HIS SPOUSE OR PARENTS; (D) WITH ANY TAXING AUTHORITIES; (E) AS NECESSARY TO ENFORCE THIS AGREEMENT; OR (F) WITH RESPECT TO THE FACTUAL INFORMATION CONTAINED IN PARAGRAPH 1 AND 2 HEREOF AND THE CONTINUING OBLIGATIONS OF MR. HUNKLER UNDER THE EMPLOYMENT AGREEMENT, PROVIDED THAT SAID PERSONS TO WHOM DISCLOSURE IS PERMITTED PURSUANT TO (A), (B) AND (C) OF THIS PARAGRAPH 10 PROMISE TO KEEP THE INFORMATION THAT MAY BE REVEALED TO THEM CONFIDENTIAL AND NOT TO DISCLOSE IT TO OTHERS.

11. Arbitration. Except for the enforcement of any rights to equitable relief pursuant to Paragraph 6, Mr. Hunkler and MEMC agree that any dispute, controversy or claim (between Mr. Hunkler and MEMC) arising out of, based upon or relating to this Agreement or its breach, whether denominated as torts or contract claims or as statutory or regulatory claims (including claims for discrimination or discharge based upon race, sex, age, religion, disability or other prohibited grounds), whether arising before, during or after termination of Mr. Hunkler’s employment, and also including any dispute about whether any particular controversy is arbitrable under the terms of this Paragraph, shall be resolved by binding arbitration before one (1) arbitrator. Procedurally, but not substantively, the arbitration will be governed by the then current Rules for Resolution of Employment Disputes of the American Arbitration Association (i.e., only the procedural arbitration rules will be used in any such arbitration, but not the substantive arbitration rules). Any arbitration herein would be held in St. Louis County, Missouri. Judgment on an arbitration award rendered by the Arbitrator may be entered in any court having jurisdiction thereof. Subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award costs of the Arbitration (including attorney’s fees) in a manner consistent with the controlling substantive law of the claim at issue. Similarly, subject to Paragraph 15 hereof, the Arbitrator shall have the authority to award damages (or other relief) consistent with the substantive law of the claim being asserted.

12. KNOWING AND VOLUNTARY AGREEMENT. MR. HUNKLER HEREBY REPRESENTS, DECLARES AND AGREES THAT HE VOLUNTARILY ACCEPTS THE PROVISIONS OF THIS AGREEMENT FOR THE PURPOSE OF MAKING A FULL AND FINAL COMPROMISE AND SETTLEMENT OF ALL MATTERS RELATING TO MR. HUNKLER’S EMPLOYMENT RELATIONSHIP WITH MEMC AND ITS TERMINATION. MR. HUNKLER IS ADVISED TO CONSULT AN ATTORNEY. MR. HUNKLER UNDERSTANDS THE EFFECT OF SIGNING THIS AGREEMENT.

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

13. Entire Agreement. This Agreement, when signed, including any Exhibits, contains the entire agreement between the parties and, except as specifically referenced herein, there are no other understandings or agreements, written or oral, between them on the subject except as expressly stated herein. This Agreement, except as specifically referenced herein, fully supersedes and amends any and all prior agreements or understandings, if any, between Mr. Hunkler and MEMC on any matter that is addressed in this Agreement. This Agreement cannot be amended or modified except by a written document signed by both an executive officer of MEMC and Mr. Hunkler. Separate copies of this document shall constitute original documents which may be signed separately, but which together will constitute one single agreement.

14. Governing Law, Invalidity of Provisions. This Agreement shall be construed and governed by the substantive laws of the State of Missouri (except its laws and decisions regarding conflicts of law, which shall be disregarded in their entirety). If any part or provision of this Agreement is determined to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void, but rather shall be limited only to the extent required by applicable law and enforced as so limited.

15. Consequences of Violation of this Agreement. If it is finally determined by a court or arbitrator that a party has violated any of its promises contained in this Agreement, then such party shall reimburse the other party for all reasonable costs incurred by the other party, including reasonable attorneys’ fees, in enforcing or defending its rights under this Agreement. If a court or arbitrator does not specifically find that a party has violated any of its promises contained in this Agreement, then such court or arbitrator may not award such costs or fees against such party.

16. Severance Offer Expiration. Mr. Hunkler acknowledges that he received this Agreement on August 5, 2008. Mr. Hunkler acknowledges that he has been given the opportunity to take at least twenty-one (21) days within which to consider this Agreement before making a decision to sign this Agreement. If Mr. Hunkler does not sign this Agreement and return to Bradley D. Kohn of MEMC the original Agreement signed by him, pursuant to the terms set forth herein, on or before 5:00 p.m. Central Standard Time on August 26, 2008, the severance offer represented by this Agreement shall be deemed withdrawn and this Agreement shall be null and void, and of no further effect.

17. Consideration Period, Revocation Period, and Effective Date. This Agreement shall not be effective until seven (7) calendar days after the date Mr. Hunkler signs and delivers this Agreement to MEMC. During this seven-day period (the “Revocation Notice Period”), Mr. Hunkler may revoke this Agreement by giving written notice to Bradley D. Kohn of MEMC at 501 Pearl Drive (City of O’Fallon), St. Peters, Missouri 63376, that Mr. Hunkler has decided to revoke the Agreement (the “Revocation Notice”). If no such Revocation Notice is

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

timely presented by Mr. Hunkler, this Agreement shall be fully effective and binding upon the parties in accordance with its terms on the eighth (8th) calendar day after the date that Mr. Hunkler signed and delivered this Agreement to MEMC (“Effective Date”).

18. Effect of Failure to Deliver Agreement or Revocation of Agreement. If Mr. Hunkler fails to deliver a properly signed original of the Agreement so that it is received by Bradley D. Kohn at MEMC by 5:00 p.m. Central Standard Time on August 26, 2008 or if that Agreement is revoked by Mr. Hunkler within the Revocation Notice Period, then this Agreement is void and of no effect, and Mr. Hunkler will not be entitled to the benefits of this Agreement, including those set forth in Paragraph 3, and MEMC will instead immediately pay out the remaining days in his 30-day notice period described in his Employment Agreement.

19. Binding Agreement and Assignment. This Agreement shall be binding upon and inure to the benefit of Mr. Hunkler and the Releasees, and to MEMC and the Releasors; further, this Agreement and the benefits provided hereunder are not assignable by Mr. Hunkler without MEMC’s express written consent.

20. By signing this Agreement, Mr. Hunkler acknowledges:

(a) HE HAS READ THIS AGREEMENT COMPLETELY.

(b) HE HAS HAD AN OPPORTUNITY TO CONSIDER THE TERMS OF THIS AGREEMENT.

(c) HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT.

(d) HE KNOWS THAT HE IS GIVING UP IMPORTANT LEGAL RIGHTS BY SIGNING THIS AGREEMENT.

(e) HE UNDERSTANDS AND MEANS EVERYTHING THAT HE HAS SAID IN THIS AGREEMENT, AND HE AGREES TO ALL ITS TERMS.

(f) HE IS NOT RELYING ON MEMC OR ANY REPRESENTATIVE OF MEMC TO EXPLAIN THIS AGREEMENT OR HIS RIGHTS TO HIM.

(g) HE HAS HAD AN OPPORTUNITY TO CONSULT AN ATTORNEY AND OTHER ADVISORS TO EXPLAIN THIS AGREEMENT AND ITS CONSEQUENCES TO HIM BEFORE HE SIGNED IT, AND HE HAS AVAILED HIMSELF OF THIS OPPORTUNITY TO WHATEVER EXTENT HE DESIRED.

(h) HE HAS SIGNED THIS AGREEMENT VOLUNTARILY AND ENTIRELY OF HIS OWN FREE WILL WITHOUT ANY PRESSURE FROM MEMC OR ANY REPRESENTATIVE OF MEMC.

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

IN WITNESS WHEREOF, the undersigned parties have signed this Agreement.

MEMC ELECTRONIC MATERIALS, INC.

	By:	/s/ Bradley D. Kohn
Bradley D. Kohn
Vice President and General Counsel

SEAN HUNKLER

Date: 8/12/08	/s/ Sean Hunkler
(Mr. Hunkler’s Signature)

Separation Agreement and General Release

Mr. Sean Hunkler and MEMC Electronic Materials, Inc.

Exhibit 1

Employment Agreement between Mr. Sean Hunkler and MEMC

signed on August 15, 2005